EXHIBIT 21



                   Subsidiaries of the Company
             and State of Incorporation or Formation




     nStor Corporation, Inc.                      Delaware

     Imge R & D, Inc.                             Delaware

     Imge Distribution, Inc.                      Delaware

     Imge Marketing, Inc.                         Delaware